Exhibit 99.1

CONSENT OF EVERCORE GROUP L.L.C.

December 9, 2024

The Conflicts Committee of the Board of Directors of

EnLink Midstream Manager, LLC, the managing member of EnLink Midstream, LLC

1722 Routh Street, Suite 1300

Dallas, Texas 75201

Members of the Conflicts Committee of the Board of Directors:

We hereby consent to (i) the inclusion of our opinion letter, dated November 24, 2024, to the Conflicts Committee of the Board of Directors of EnLink Midstream Manager, LLC as Annex B to the proxy statement/prospectus included in the Registration Statement on Form S-4 of ONEOK, Inc., an Oklahoma corporation (“ONEOK”), filed on December 9, 2024 (the “Registration Statement”), relating to the proposed merger of a wholly owned direct subsidiary of ONEOK with and into EnLink Midstream, LLC, a Delaware limited company and the proposed immediately subsequent merger of EnLink Midstream, LLC with and into a wholly owned direct subsidiary of ONEOK, (ii) all references to Evercore Group L.L.C. in the sections captioned “Summary—Opinion of the EnLink Conflicts Committee’s Financial Advisor”, “Risk Factors”, “The Mergers—Background of the Mergers”, “The Mergers—Recommendation of the EnLink Conflicts Committee and the EnLink Board and their Reasons for the Mergers”, “The Mergers—Certain Unaudited Forecasted Financial Information of EnLink”, “The Mergers—Opinion of EnLink Conflicts Committee’s Financial Advisor” and “The Merger Agreement—Representations and Warranties” of the proxy statement/prospectus that forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Raymond B. Strong III
Name:	Raymond B. Strong III
Title:	Senior Managing Director